SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	April 24, 2008

Wells Real Estate Fund II-OW

(Exact Name of Registrant as Specified in Charter)

Georgia	0-17876	58-1754703
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia	30092-3365
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (770) 449-7800

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreements

On April 24, 2008, Fund II and Fund III Associates (the "Joint Venture"), a joint venture partnership between Fund II and Fund II-OW and Wells Real Estate Fund III, L.P., and Hoyer Global (USA), Inc. ("Hoyer"), an unrelated third party, entered into a 90-month lease agreement (the "Agreement") for approximately 19% of 2100 Space Park Drive (formerly known as "Boeing at the Atrium"), a four-story office building containing approximately 116,000 square feet located in Houston, TX. Fund II and Fund II-OW is a joint venture partnership between Wells Real Estate Fund II and Wells Real Estate Fund II-OW (the "Registrant"). The Joint Venture owns 100% of 2100 Space Park Drive. The Registrant owns an equity interest of approximately 3.4% in the Joint Venture.

The commencement date of the Agreement is the earlier of the date on which (i) Hoyer accepts possession and occupies the space, or (ii) August 1, 2008. Under the Agreement, base rent of approximately $35,000 is payable monthly following a six-month rental abatement period and is scheduled to increase by approximately 2.5% annually beginning in the thirteenth month of the lease. In addition, to monthly base rent, Hoyer is also required to reimburse the Joint Venture for its share of all operating expenses and real estate taxes for 2100 Space Park Drive based on the total rental square feet leased. Hoyer is also entitled to a landlord-funded tenant improvement allowance of approximately $620,100. Hoyer has the right to extend the lease term for two additional five-year periods at the then fair market rental rate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND II-OW (Registrant)

By:	WELLS CAPITAL, INC. General Partner

By:	/s/ Douglas P. Williams Douglas P. Williams Senior Vice President

Date: April 28, 2008